EXHIBIT 99.1

BARRY W. AVERILL NAMED TO
UNIVERSAL AMERICAN FINANCIAL CORP. BOARD OF DIRECTORS

Rye Brook, New York – March 30, 2006 – Universal American Financial Corp. (NASDAQ: UHCO) announced today the addition of Barry W. Averill to its Board of Directors.

Mr. Averill is President of Averill Management Enterprises, Inc. (“AME”), a consulting firm specializing in the managed healthcare industry. Prior to establishing AME, Mr. Averill served three years as President of Health Net of the Northeast, Inc. Prior to that, Mr. Averill worked at Humana, Inc. from 1991 to 2000, serving as its Regional Vice President beginning in 1998. Mr. Averill also was the President and CEO of Michael Reese Health Plan, Inc. from 1984 to 1991. Mr. Averill has served as the President and as a member of the Boards of Directors of many professional organizations within the managed care industry, including the Illinois HMO Association, Group Health Association of America, American College Health Association, and the Accreditation Association for Ambulatory Health Care.

“We are very pleased that Barry Averill has accepted our invitation to join the Universal American Board of Directors,” said Richard Barasch, Chairman and CEO of Universal American. ”Barry brings depth and expertise in the managed care business to the Board, which is certain to be of great value as Universal American strives to further expand its Medicare Advantage line of business.”

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population. Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index. For more information on Universal American, please visit our website at www.uafc.com.

Certain matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond

Universal American's ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS
COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-820		Linda Latman (212) 836-9609